BAKKT HOLDINGS, INC.
OUTSIDE DIRECTOR COMPENSATION PROGRAM
Table of Contents

Page(s)
1	Effective Date		1
2	Cash Compensation		1
	2.1	Board Member Annual Cash Retainer	1
	2.2	Additional Annual Cash Retainers	1
	2.3	Payment Timing and Proration	2
	2.4	Form of Payment	2
3	Equity Compensation		2
	3.1	No Discretion	2
	3.2	Annual Award	2
	3.3	Additional Terms of Annual Awards	2
4	Change in Control		3
5	Annual Compensation Limit		3
6	Travel Expenses		4
7	Section 409A		4
8	Revisions		4
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Version #	Date	Editor	Changes	Approver	Approval Date

BAKKT HOLDINGS, INC.
OUTSIDE DIRECTOR COMPENSATION PROGRAM
The Company (as defined below) believes that the granting of equity and cash compensation to members of the Company’s Board of Directors (the “Board,” and members of the Board, “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”). This Outside Director Compensation Program (the “Program”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Program will have the meaning given such term in the Company’s 2021 Omnibus Incentive Plan, as amended from time to time, or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or similar term in the equity plan then in place under which the equity award is granted (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity awards and cash and other compensation such Outside Director receives under this Program. “Company” means Bakkt Holdings, LLC (which, on or following the Closing, will be Bakkt Holdings, Inc.), a Delaware corporation, or any successor thereto.
1.    Effective Date. This Program will be effective as of the day immediately prior to the date of the closing of the merger contemplated by that certain Agreement and Plan of Merger by and among the Company, VPC Impact Acquisition Holdings, a Cayman Islands exempted company, and certain other parties, dated January 11, 2021, as amended from time to time (such closing, the “Closing,” and the effective date of this Program, the “Effective Date”).
2.    Cash Compensation .
2.1    Board Member Annual Cash Retainer. Following the Effective Date, each Outside Director will be paid an annual cash retainer of $50,000. There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.
2.2    Additional Annual Cash Retainers. Following the Effective Date, each Outside Director who serves as the Chair of the Board or chair or a member of a committee of the Board, will be eligible to earn additional annual fees as follows:

Non-Executive Chair of the Board:	$100,000
Audit Committee Chair:	$25,000
Audit Committee Member:	$10,000

Compensation Committee Chair:	$20,000
Compensation Committee Member:	$7,500
Corporate Governance and Nominating Committee Chair:	$12,000
Corporate Governance and Nominating Committee Member:	$5,000
For clarity, each Outside Director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of such committee while serving as such chair, provided, that the Outside Director who serves as the Chair of the Board will receive the annual fee for services provided in such role as well as the annual fee as an Outside Director.
2.3    Payment Timing and Proration. Each annual cash retainer under this Program will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any time during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than 30 days following the end of such immediately preceding Fiscal Quarter. An Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof), or as Chair of the Board during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly installment of the applicable annual cash retainer(s), calculated based on the number of days during such Fiscal Quarter such Outside Director has served in the relevant capacities. An Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof), or as Chair of the Board the Effective Date through the end of the Fiscal Quarter containing the Effective Date (the “Initial Period”), as applicable, will receive a prorated payment of the quarterly installment of the applicable annual cash retainer(s), calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities.
2.4    Form of Payment. The Company may allow Outside Directors to elect to receive all or a portion of the cash retainers in the form of restricted stock unit awards issued under the Plan.
3.    Equity Compensation. Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Program. All grants of Awards to Outside Directors pursuant to Section 3.2 of this Program will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
3.1    No Discretion. No person will have any discretion to select which Outside Directors will be granted Awards under this Program or to determine the number of Shares to be covered by such Awards (except as provided in Sections 3.2 and 8 below).

3.2    Equity Awards. Each Outside Director will be granted an award of Restricted Stock Units (the “Annual Award”) that will have a value of $200,000. Each Annual Award shall be granted on the date of the Annual Meeting of the Company’s stockholders (an “Annual Meeting”) that occurs after the Effective Date, to Outside Directors serving on the Board as of such date who are continuing in service as Outside Directors following such date. Each Annual Award shall cover a number of shares of Company common stock (rounded to the nearest whole Share) equal to $200,000 divided by the closing price of the Company’s common stock on the grant date. Each Annual Award will be scheduled to vest on the one-year anniversary of the grant date, subject to the Outside Director remaining a Service Provider through the applicable vesting date.
On and after June 1, 2024, each individual who first becomes an Outside Director on a date other than the date of an Annual Meeting will be granted an award of Restricted Stock Units (an “Initial Award”), with a value equal to the product of (a) $200,000, multiplied by (b) a fraction obtained by dividing (i) the number of days during the period beginning on the date the individual first becomes an Outside Director through the one-year anniversary of the date of the Company’s then most recently held Annual Meeting, by (ii) 365 (such value, the “Initial Award Value”). Each Initial Award shall cover a number of shares of Company common stock (rounded to the nearest whole Share) equal to the applicable Initial Award Value divided by the closing price of the Company’s common stock on the grant date. If an individual was a member of the Board and also an Employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award.
3.3    Additional Terms of Equity Awards. The terms and conditions of each Annual Award and Initial Award will be as follows.
3.3.1    Each Annual Award or Initial Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Committee (as defined below), as applicable, for use thereunder. The Board or its Committee, as applicable and in its discretion, may change and otherwise revise the terms of Annual Awards and Initial Awards to be granted in the future pursuant to this Program, including without limitation the number of Shares subject thereto and type of Award.
4.    Change in Control. In the event of a Change in Control, each Outside Director will fully vest in and have the right to exercise his or her outstanding equity awards and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement between the Outside Director and the Company or any of its Parents or Subsidiaries, as applicable, that is authorized by the Administrator.
5.    Annual Compensation Limit. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non-employee director compensation as set forth in the Plan, as in effect from time to time.
6.    Travel Expenses. Each Outside Director’s reasonable, customary and properly documented travel expenses to meetings of the Board and any of its committees, as applicable, will be reimbursed by the Company.
7.    Section 409A. In no event will cash compensation or expense reimbursement payments under this Program be paid after the later of (a) the 15th day of the 3rd month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Program that this Program and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any of its Parents or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes imposed, or other costs incurred, as a result of Section 409A.
8.    Revisions. The Board or any committee of the Board that has been designated appropriate authority with respect to Outside Director compensation (or with respect to any applicable element or elements thereof, authority with respect to such element or elements) (the “Committee”) may amend, alter, suspend or terminate this Program at any time and for any reason. Further, the Board may provide for cash, equity, or other compensation to Outside Directors in addition to the compensation provided under this Program. No amendment, alteration, suspension or termination of this Program will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Program will not affect the Board’s or the Committee’s ability to exercise the powers granted to it with respect to Awards granted under the Plan pursuant to this Program before the date of such termination, including without limitation such applicable powers set forth in the Plan.
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